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________________________________________________________________________

Letter to RiskMetrics Regarding Revision of its

“Withhold” Voting Recommendation

On February 26, 2008 Tyco Electronics Ltd. (the "Company") sent the attached letter to RiskMetrics regarding its "withhold" voting recommendation with respect to the election of two of the Company's independent directors on the basis of their board meeting attendance record.  The letter provides additional information regarding the circumstances surrounding such attendance and requests that RiskMetrics reconsider its "withhold" voting recommendation.

February 26, 2008

Dr. Martha Carter

Risk Metrics Group

2099 Gaither Road, Suite 501

Rockville, MD 20850

Dear Dr. Carter:

This letter is regarding the “withhold” voting recommendation from Risk Metrics on two of the independent directors, Dr. Ram Charan and Pierre R. Brondeau, of Tyco Electronics on the basis of their board meeting attendance record in the three-month period between our company going public and the end of our fiscal year. We believe that the unusually short period at issue and the fact that both directors had informed us of pre-existing conflicts with certain of our planned dates prior to joining the board should support an exception to your policy regarding director attendance. We ask that RiskMetrics revise its recommendation based on the additional information provided herein.

The attendance record for directors for fiscal 2007 is based on just three months of meetings because the company became a public company on June 29, 2007, which was three months before the end of its fiscal year end on September 28, 2007. We believe that any time period short of a year in which to assess a director’s commitment based on attendance records may result in an inaccurate reflection of that commitment. (On these grounds alone, we believe that RiskMetrics should revise its voting recommendations with respect to Dr. Charan and Mr. Brondeau.) Alternatively, RiskMetrics may find it useful to consider the additional attendance data from the period outside the three month fiscal period that ended on September 28, 2007. Specifically, in the ensuing period to date, both Dr. Charan and Mr. Brondeau have attended all board and relevant committee meetings. The attached schedule provides a list of the additional meetings to date. Based on this data -- which is still well-short of a full year period and therefore not a fully accurate reflection of the high commitment of these directors -- Dr. Charan has attended 85% and Mr. Brondeau has attended 73 % of meetings since June 29, 2007. When one takes into consideration the very special circumstances noted below, we believe this data supports a reversal of your voting recommendation.

The absences that occurred at the beginning of the Company’s public existence related to prior firm commitments made before Dr. Charan and Mr. Brondeau became directors and which both directors fully explained when their board candidacy was being considered. During the process of recruiting board members in the fall of 2006, the Company spoke with several well known established executives, some of whom are retired as full time executives and some of whom continue to serve in such roles.

The Company supplied prospective candidates with the proposed calendar of Board meetings for our first year. It was determined that some candidates that were a

Dr. Martha Carter

February 26, 2008

very good match for Tyco Electronics had prior commitments that would have made their board service during the first 2 years difficult. As a result, these individuals either withdrew or were eliminated from the process. Both Dr. Charan and Mr. Brondeau advised the Company that they would have some board meeting conflicts early in the first year of their Board service.

With respect to Dr. Charan, he advised us during the selection process that due to a prior commitment he would be unable to attend our first board meeting on June 30, 2007. Since that date, he has missed only a board conference call on August 22, 2007, which was convened with only 48 hours advance notice. Mr. Charan has attended all other meetings to date, as discussed above. Specifically, since the end of the Company’s fiscal year on Sept 28, 2007, the Company has held 3 board meetings on October 17, 2007, November 19-20, 2007 and on Jan 14-15, 2008 and as well as 3 Nominating, Governance and Compliance committee meetings during these same periods. Dr. Charan attended all of these meetings. (He has also informed us that he has no conflicts for the Company’s Board meeting dates for 2008 and plans to attend them all.)

The situation for Mr. Brondeau is very much the same in that he also advised the Company during the board member selection process that he had commitments on his 2007 business calendar that would prevent him from attending certain of the Company’s board and committee meetings during the period of June 30 – September 28, 2007. Mr. Brondeau’s absence from the July 10, 2007 board meeting and from the Audit committee meetings on July 9 and August 10, 2007 were due to commitments made long before he had ever been contacted and considered as a board member for Tyco Electronics. He also missed a board conference call on August 22, 2007, which was convened with only 48 hours advance notice. As discussed above, Mr. Brondeau has attended all Board and Audit Committee meetings since August 22, 2007. (He has also informed us that he has no conflicts with the remaining scheduled meeting dates for 2008 and plans to attend all such meetings.)

The Company asks that RiskMetrics reconsider its recommendation in light of the commitment of these two directors to the Tyco Electronics shareholders as evidenced by the facts noted above.

Very truly yours,

Robert A. Scott
Executive Vice President
& General Counsel

Dr. Martha Carter

February 26, 2008

Brondeau

Board

6/30/07	present
7/10/07	absent
8/22/07	absent
9/26/07	present
10/17/07	present
11/20/07	present
1/15/08	present

Audit Committee

7/9/07	absent
8/6/07	present
8/10/07	absent
9/26/07	present
11/12/07	present
11/20/07	present
12/12/07	present
1/14/08	present

Dr. Martha Carter

February 26, 2008

Charan

Board

6/30/07	absent
7/10/07	present
8/22/07	absent
9/26/07	present
10/17/07	present
11/20/07	present
1/15/08	present

Nominating, Governance & Compliance Committee

7/9/07	present
8/22/07	present
9/25/07	present
10/15/07	present
11/20/07	present
1/14/08	present

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